Exhibit 99.1

PRESS RELEASE

Contact:	Sheryl Seyer	Teresa Ferguson
	Investors	Media
	877-777-6560	214-492-6937

LA QUINTA ANNOUNCES ACQUISITION OF THE MARCUS
CORPORATION’S LIMITED SERVICE LODGING DIVISION

Acquires Baymont Brand and Real Estate and Expands Geographic Distribution;

Total System to Grow to More Than 550 Hotels

Dallas (July 15, 2004) – La Quinta Corporation (NYSE: LQI) today announced that it has entered into a definitive agreement with The Marcus Corporation (NYSE: MCS) to purchase substantially all of the assets of Marcus’ limited service lodging division for a total purchase price of approximately $395 million in cash, excluding eight joint ventures, subject to certain adjustments.  A conference call will be held at 10:30 AM. (CDT) today to discuss the transaction.

La Quinta will purchase the real estate and franchise rights and will assume the operation of the Marcus owned properties and the Baymont franchise system.  As part of the agreement, La Quinta will acquire 86 Baymont Inns & Suites (including one management contract), seven Woodfield Suites and one Budgetel.  In addition, La Quinta will acquire all of the trade rights associated with the Baymont, Woodfield Suites and Budgetel brands, and the current Baymont franchise system of 84 hotels (containing 7,074 rooms).  The 178 hotels (containing 16,837 rooms) are located across 32 states, with approximately half of the hotels in the Midwest region of the U.S.

“We are pleased to bring Baymont into our La Quinta family,” said Francis W. (“Butch”) Cash, President and Chief Executive Officer of La Quinta.  “In Baymont, we found a quality lodging brand managed by strong operators.  Baymont has created a culture, like ours, that is centered on the guest.  The current management team has done a great job of investing in their hotels and employees throughout the difficult lodging environment of the last few years.  As a result, Baymont is a strong brand positioned for growth.”

“We are excited about the opportunity to create value by leveraging our strengths,” stated Mr. Cash.  “Over the past several years, we have made significant improvements to La Quinta by reinvesting in our hotels, improving our guest satisfaction and managing our costs.  Our focus on revenue initiatives, such as our electronic distribution systems, frequent stayer program and enhanced salesforce, has led to La Quinta growing its revenue per available room (RevPAR) faster than its direct competitors.  La Quinta runs an 18% RevPAR premium to Baymont. We believe we can help Baymont grow its revenues through these systems and programs as well.”

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“In addition,” continued Mr. Cash, “we believe we can grow Baymont’s franchising program more aggressively.  Since starting our franchising program in 2001, we have grown La Quinta’s franchise system to 100 hotels.  We continue to expect to add at least 50 franchised hotels to the La Quinta system per year.  We believe we can grow the Baymont brand by at least 25 hotels per year through our franchise-friendly approach.  We look forward to providing Baymont franchisees the support and infrastructure that has made the La Quinta franchise program successful.”

For the last twelve months ended February 26, 2004, the Marcus limited service lodging division produced annual revenues of approximately $126 million and operating income of $12 million (which includes corporate overhead allocations, as well as $19 million for depreciation and amortization).  With this acquisition, La Quinta Corporation would become a $650 million annual revenue company, employing approximately 9,000 people and would own, operate or franchise more than 550 hotels containing over 62,000 rooms.

La Quinta has obtained a committed financing of $150 million as part of this transaction.  This financing and existing cash on hand will fund the purchase price as well as upfront capital expenditures, one-time transaction and integration costs and working capital requirements.

“We are pleased to have increased our geographic diversity into key Midwestern markets at an aggregate price for the owned hotels of approximately $38,000 per key,” said David L. Rea, Executive Vice President and Chief Financial Officer.  “With this acquisition, we believe we were able to achieve our strategic objective of gaining an additional limited service lodging brand at a good price while maintaining moderate leverage ratios and strengthening our interest coverage ratios.  In addition, we believe that the acquisition of both quality real estate and a brand that we can grow will allow us to leverage our existing investments in our people and technology to create shareholder value.”

The Board of Directors of La Quinta Corporation has approved the acquisition.  Lehman Brothers Inc. acted as advisor to the Company.  Goodwin Procter LLP acted as legal advisor to La Quinta.  The transaction is expected to close later this summer or the early fall, subject to customary closing conditions, consents and approvals.

Conference Call and Where You Can Find Additional Information

La Quinta will hold a conference call and audio webcast at 10:30 AM (CDT) today to discuss the transaction.  During the call, La Quinta may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Simultaneous with the conference call, an audio webcast of the call will be available via a link on the La Quinta website, www.LQ.com, in the Investor Relations-Webcasts section. The conference call can be accessed by dialing 800-219-6110 (International: 303-262-2075). An access code is not required. A replay of the call will be available from 12:30 PM (CDT) on July 15, 2004 through 11:59 PM (CDT) on July 23, 2004 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 11002836#. The replay will also be available in the Investor Relations-Webcasts section of the La Quinta website, www.LQ.com.

About La Quinta Corporation

Dallas based La Quinta Corporation owns, operates or franchises more than 370 La Quinta Inns and La Quinta Inn & Suites in 33 states.  Today’s news release, as well as other information about La Quinta, is available on the Internet at www.LQ.com.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries.  The company’s limited service lodging division operates or franchises 178 Baymont Inns & Suites in 32 states, seven Woodfield Suites in Illinois, Wisconsin, Colorado, Ohio and Texas and one Budgetel Inn in Wisconsin.  Marcus Theatres® owns or manages 488 screens at 45 locations in Wisconsin, Ohio, Illinois and Minnesota, and one family entertainment center in Wisconsin.  Marcus Hotels and Resorts owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin.  For more information, visit the company’s Web site at www.marcuscorp.com.

Safe Harbor Statement

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives, including our franchising program, our internet distribution initiatives and our frequent stayer program, or otherwise) and profitability of our lodging business and franchising program; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta brand; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of a general economic slowdown, including decreases in consumer confidence and business spending, which may adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; acquisition-related risks, including the ability to identify candidates that meet our financial and strategic criteria, successfully complete any acquisitions that we may enter into, and effectively integrate the business of any company that we may acquire; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.

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